NorthWestern Corporation d/b/a NorthWestern Energy 11 East Park Street Butte, Montana 59701 www.northwesternenergy.com
NorthWestern Energy reaches multiparty settlement agreement in Montana Electric and Natural Gas Regulatory Rate Review

Sioux Falls, S.D. and Butte, Mont. – April 3, 2023 – NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) and certain parties reached a settlement agreement in its Montana electric and natural gas regulatory rate review that has been submitted to the Montana Public Service Commission (MPSC) for its consideration. In addition to NorthWestern, settling parties include the Montana Consumer Counsel, the Montana Large Customer Group, the Federal Executive Agencies and Walmart Inc.
The settlement includes, among other things, agreement on electric and natural gas base revenue increases, allocated cost of service, rate design, updates to the base amount of revenues associated with property taxes and electric supply costs, and regulatory policy issues related to requested changes in regulatory mechanisms.
If approved, the settlement agreement is designed to increase annual electric base revenues by approximately $67.4 million and increase annual natural gas base revenues by approximately $14.1 million.
The settlement is based on an authorized return on equity of 9.65% for electric operations and 9.55% for natural gas operations, which are consistent with current authorized ROEs, and a 48% equity component of the capital structure.
“Working together, the settling parties reached a constructive outcome to present to the Montana Public Service Commission that, if approved, balances the best interests of our Montana customers and our shareholders,” said NorthWestern Energy President and Chief Executive Officer, Brian Bird. “Our Montana customers are best served by a financially sound energy company capable of making the substantial investments required for reliable, safe service.”
NorthWestern’s current natural gas and electric rates were last set using cost information from 2015 and 2017, respectively. Since then, NorthWestern Energy has invested over $835 million in our Montana electric infrastructure and $267 million in our Montana natural gas infrastructure.
Additional Settlement Terms
The settlement provides for an update to the Power Costs and Credits Adjustment Mechanism adjusting the base costs and providing for more timely recovery of deferred balances. It also addresses future recovery of certain operating costs associated with the Yellowstone County Generating Station and provides for the deferral of incremental operating costs related to the Enhanced Wildfire Mitigation Plan. The settling parties agreed to terminate the pilot decoupling program (Fixed Cost Recovery Mechanism) and that the proposed Business Technology rider will not be implemented.
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About NorthWestern Energy (Nasdaq: NWE)
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We are working to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 764,200 customers in Montana, South Dakota, Nebraska and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002. More information is available on the company's Web site at www.northwesternenergy.com.

Investor Relations Contact: Travis Meyer (605) 978-2967 travis.meyer@northwestern.com	Media Contact: Jo Dee Black (866) 622-8081 jodee.black@northwestern.com